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                  TCW/DW EMERGING MARKETS OPPORTUNITIES TRUST
                             Two World Trade Center
                            New York, New York 10048


                                                      November 6, 1997


To: Dean Witter Distribution Inc.:

         The Distribution Agreement made as of July 28, 1997 between you and various open-end investment companies to which Dean Witter InterCapital Inc. acts as investment manager (the "Agreement") provides that if at any time another such investment company (a "Fund") desires to appoint you to serve as its principal underwriter and distributor under the Agreement, it shall notify you in writing, and further provides that if you are willing to serve as the Fund's principal underwriter and distributor under the Agreement, you shall notify the Fund in writing, whereupon such other Fund shall become a Fund under the Agreement.

         This Fund hereby informs you that it desires to retain you as its principal underwriter and distributor under the Agreement.


                                            Very truly yours,

                                            TCW/DW EMERGING MARKETS
                                            OPPORTUNITIES TRUST

                                            by:
                                               --------------------------------

Dean Witter Distributors Inc. hereby notifies TCW/DW Emerging Markets Opportunities Trust of its willingness to serve as the Fund's principal underwriter and distributor under the Agreement.


                                            DEAN WITTER DISTRIBUTORS INC.

                                            by:
                                               --------------------------------